EXHIBIT 23.3






                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ault Incorporated of our report, dated September 13, 2002, relating to the Statements of Assets Acquired and Liabilities Assumed and Statements of Net Revenues and Direct Expenses as of and for the years ended April 1, 2001 and March 31, 2002 of the Power General Division of Nidec America Corporation, which appears in the Amendment No. 1 in the Current Report on Form 8-K/A of Ault Incorporated, dated September 30, 2002. We also consent to the references to us under the heading "Experts" in such Registration Statement.





PricewaterhouseCoopers LLP
October 7, 2002